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                                  EXHIBIT 10.10

           DESCRIPTION OF FISCAL YEAR 1996 EXECUTIVE INCENTIVE PROGRAM


The FY 1996 Executive Incentive Program is a cash incentive program that rewards eligible members of the company's senior management team for meeting or exceeding Exar's annual corporate objectives, as established by the Compensation Committee and ratified by the Board of Directors. Eligible participants may receive cash bonuses up to 100% of base salary, determined by three factors:
the company's return on assets employed (ROAE), sales growth, and the participant's position with the company. Assets taken into account in calculating ROAE are adjusted to exclude cash in excess of certain specified amounts. Generally, only the corporate executive officers are eligible for participation in this program.


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